Competitor Comparison Matrix

Competitor Comparison Matrix

Notes

1Equipment included: Hub, Scales, Pulse Oximeter,

Glucose Meter Blood Pressure Cuff, Spirometer, Others

2Doctors are excited that the device can save them up to 30%

of their administrative time leaving more time to treat their patients

3Equipment included: Hub, Scales, Pulse Oximeter, Glucose Meter,

Blood Pressure Cuff, Spirometer, Others

4Temperature Humidity, Shock